ANNUAL INCENTIVE PLAN: 2013 TERMS AND CONDITIONS

Award Purpose
The Truven Health Analytics Incentive Plan (the “Plan”) aligns the interests of Plan participants (the “Participants”) with the interests of Truven Health Analytics by linking financial and individual performance with pay.

An “Award” is an opportunity to participate in the Plan to earn an incentive calculated based on a target percentage of a Participant’s Eligible Earnings, defined below, subject to Truven Health Analytics financial performance and individual performance. Awards are intended to provide total compensation that is competitive with other corporations and reflect prevailing market practice.

Award Payouts, defined below, are provided in cash and are subject to all applicable deductions and withholdings.

Plan Year	January 1, 2013 – December 31, 2013
Eligibility
Except as specified in these terms and conditions, a Participant must be an employee of Truven Health Analytics on the date that Award Payouts are made.

Truven Health Analytics may designate certain employees to be participants in the Plan based on the recommendations of management. No person shall be automatically entitled to participate in the Plan.

Employees hired on October 1, 2013 or later are not eligible to participate in the 2013 Plan.

Interpretation/Compliance With Applicable Law
Participation in the Plan and Award Payout determinations are made in Truven Health Analytics sole discretion. Truven Health Analytics has the right to set rules and regulations for the Plan and may make any necessary determinations, including but not limited to Award Payouts, for the administration of the Plan. Determinations under the Plan need not be uniform and may be made selectively among Participants who are eligible for Award Payouts under the Plan. All Plan Provisions are subject to applicable law.

Target Award	A Participant’s “Target Award” is a specified percentage of the Participant’s “Eligible Earnings”, as defined below.
Award Payout
An “Award Payout” is the actual payment a Participant receives. An Award Payout may be higher or lower than the Target Award based on “Financial Performance”. In addition, an “Award Payout” may be higher or lower than the Target Award and/or calculated award based upon the participant’s individual annual performance review rating.

Financial Performance
Financial Performance is determined in Truven Health Analytics’ discretion and is weighted at the Company level based on performance against our 2013 Plan for:

•    Revenues – 35%
•    Adjusted EBITDA – 45%
•    Free Cash Flow ( FCF) – 20%

For participants in customer segments or channels, or participants who spend 75% of their time supporting segments or channels, 75% of Financial Performance is based on segment or channel revenue and contribution margin and 25% is based on overall Truven Health financial results.

For participants not in customer segments or channels, 100% of Financial Performance is based on overall Truven Health financial results.

Thresholds
Where Financial Performance is based on Revenues, adjusted EBITDA and FCF, unless Revenues and adjusted EBITDA performance are each at or above the specified threshold levels, the Participant will not receive an Award Payout. For example, if adjusted EBITDA performance is below threshold, the Participant will not receive an Award Payout, even if performance for Revenues exceeds threshold.

Minimum performance levels must be met or exceeded for both the Revenues and adjusted EBITDA measures in order to achieve an above-target payout. For example, if performance is above target for Revenues but below the minimum performance level for adjusted EBITDA, the Revenues part of the Award will be capped at the target level (35% of the target opportunity). FCF is not subject to this minimum performance requirement.

Both segment revenue and contribution margin performance must be at or above threshold level for the Participant to receive an Award Payout for segment performance.

Participants can receive segment award payouts even if overall Truven performance thresholds are not met.

Eligible Earnings
“Eligible Earnings” include a Participant’s base salary paid in calendar year 2013, but do not include payments for any awards, commissions, incentives, relocation payments, tuition or expense reimbursements, severance payments, unused vacation paid at termination, or any other benefit payment or award. Any salary continuation received while on short-term disability or other paid leaves of absence will be included in Eligible Earnings. (Depending on payroll cycle, Eligible Earnings may not equal a Participant’s quoted annual salary.)  Outside of the U.S. and Canada, “Eligible Earnings” are defined as pro-rated salaries in 2013 for the Award Eligible period.

Pro-rated Awards
If a Participant was hired or rehired by Truven Health Analytics between January 1, 2013 and September 30, 2013 that Participant will be eligible to receive a pro-rated Award Payout based on the Participant’s Eligible Earnings during 2013.

Intra-company Transfers
If a Participant moves from one Plan-eligible position to another with a different Target Award on or before September 30, 2013, any Award Payout that Participant receives may be pro-rated based on the time in each position (transfer date). If a Participant moves from one Plan-eligible position to another with a different Target Award on or after October 1, 2013, the Award Payout will be calculated using solely the Financial Performance of the business the employee transferred from, however, the target percentage will be prorated based on time in each position (transfer date).

Approval, Certification and Timing of Award Payouts
As soon as practicable after the end of 2013 and before any Award Payouts are made, our independent auditors (PricewaterhouseCoopers LLP) will review the relevant calculations.

Award Payouts will be made as soon as administratively practicable after Truven Health Analytics annual audited financial statements for 2013 are finalized. Award Payouts will be subject to the approval of the Truven Health Analytics Board of Directors or its authorized designees.

Award Payouts generally are expected to be made during March 2014.

Effect of Termination or Resignation from Truven Health Analytics
Subject to the terms of any applicable separation agreement, in the event of termination of a Participant’s employment for any reason other than cause or voluntary termination:

•    If such termination date occurs between January 1, 2013 and June 30, 2013, no Award Payout will be made.

•    If such termination date occurs on or after July 1, 2013 but on or before November 30, 2013, an Award Payment, pro-rated through the date of termination based on the Participant’s Target Award, will be made to the Participant as soon as administratively practicable following the Participant’s termination date.

•    If such termination date occurs on or after December 1, 2013, but before Award Payouts are typically made in or about March 2014, and an Award would have been earned if the Participant had been in active status at the time of the payment, an Award Payout will be made in or about March 2014 based upon the Financial Performance.

•    If such termination date occurs on or after Award Payouts are typically made in or about March 2014, an Award Payout will be made in or about March 2014 based on the Participant’s Target Award and Financial Performance.

A Participant will not be eligible for an Award Payout if the Participant is terminated for cause, as determined by Truven Health Analytics. A Participant will not be eligible for an Award Payout if the Participant voluntarily terminates employment and the termination date is prior to the payment date in or about March 2014.

Adjustments
Truven Health Analytics in its sole and absolute discretion, may adjust Financial Performance (up or down) for items such as acquisitions or disposals, or if Truven Health Analytics determines that external changes or other non-recurring or unanticipated business conditions have materially affected the fairness of the goals or have unduly influenced the ability to meet them.

No Right to Employment
Participation in the Plan or any action taken under the Plan does not give the Participant a right to continue to be employed by Truven Health Analytics or interfere in any way with the right of Truven Health Analytics or a subsidiary to terminate the Participant’s employment at any time for any reason.

Amendments
Truven Health Analytics may amend or terminate the Plan or any of its provisions at any time and in any way, except that no amendment or termination will materially and adversely affect any previously-granted Awards to a Participant unless the Participant provides his or her consent. Notwithstanding the foregoing, Truven Health Analytics may from time to time amend Awards without the consent of affected Participants to comply with applicable laws, regulations, stock exchange rules or accounting rules and to make changes that do not materially decrease the value of Awards Payouts.

The Plan	2013 Award Payouts are made pursuant to the Plan. In the event of a conflict or inconsistency between the Plan and these terms and conditions, the terms of the Plan will prevail.